Exhibit 99.1

Press Release Dated July 1, 2013

NEWS RELEASE

July 1, 2013

Farmers Capital Bank Corporation Added to Russell 3000 Index

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) today announced that it has been added to the Russell 3000 Index effective after the close of the stock markets on June 28, 2013. The Company has also been added to the Russell 2000 Index, a subset of the Russell 3000 Index, which measures the performance of the small-cap segment of the U.S. equity universe.

“We are pleased to be added to the Russell 3000 Index,” said Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Inclusion in the Russell 3000 reflects the overall incremental improvements we’ve made toward increasing value to shareholders in recent quarters. Our presence in this widely-known index should increase investor awareness in our stock and generate greater interest by institutional investors.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. The Russell 3000 Index measures the performance of the largest 3000 U.S. companies representing approximately 98% of the investable U.S. equity market. The Russell 2000 Index includes approximately 2000 of the smallest stocks that are part of the Russell 3000. Russell Indexes are reconstituted annually, adding and deleting stocks in June to reflect the changing market environment.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the Company’s market areas, overall loan demand, changes in the level of nonperforming assets, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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